QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

LAKE FOREST, CA — February 13, 2014 – Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum” or the “Company”) (NASDAQ: QTWW), a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains, today announced a proposed registered firm commitment underwritten public offering of its common stock, subject to market and other conditions.

Quantum intends to use the net proceeds from the offering, if completed, for general corporate purposes.

Craig-Hallum Capital Group LLC is acting as sole managing underwriter for the offering.

The shares are being offered pursuant to an effective shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (SEC). The securities may be offered only by means of a prospectus. The prospectus and a preliminary prospectus supplement related to the offering have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov and may also be obtained from Craig-Hallum Capital Group, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, telephone 612-334-6300, email: jack.mccarthy@craig-hallum.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Quantum:

Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light-weight compressed natural gas storage tanks in the world and supplies these tanks, in addition to fully-integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast-to-market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.

More information about the products and services of Quantum can be found at http://www.qtww.com/ or you may contact:

Quantum Investor Relations
Phone: 949-399-4555
Email: ir@qtww.com